Exhibit 99.1

May 16, 2014

Interline Brands Announces New Chief Financial Officer

Fred Pensotti Appointed Chief Financial Officer

Jacksonville, Fla. - May 16, 2014 - Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, today announced that Fred Pensotti has been named Chief Financial Officer, effective May 19, 2014. John K. Bakewell has given notice of his resignation in order to pursue new opportunities.

Michael J. Grebe, Chairman and Chief Executive Officer, commented, “We are very pleased to welcome Fred to our executive management team. Fred brings a well-rounded background in finance, holding various senior positions throughout his career including corporate finance, treasury, accounting, and financial planning and analysis, among others. He also possesses proven leadership abilities, having had responsibility for approximately 200 employees while at Sabre. In addition, his experience in strategic financial planning as well as working with private equity sponsors will contribute to further sharpening our financial strategy. I would like to welcome Fred to the Interline family and look forward to working with him as we continue to advance our strategic initiatives and market position.”

Mr. Pensotti joins Interline with 23 years of experience, holding a number of senior finance positions at Sabre Corporation, American Airlines and Eagle Management and Trust. Most recently, Mr. Pensotti served as Senior Vice President, Finance and Corporate Controller at Sabre, a leading technology provider to the global travel and tourism industry. Prior to this position, Mr. Pensotti served as Sabre’s Vice President and Treasurer and then as Vice President and Chief Financial Officer over Sabre’s Travel Network and Airline Solutions business segments, with revenue of approximately $2 billion. Prior to joining Sabre, Mr. Pensotti held various positions of increasing responsibility at American Airlines in the areas of Airline Profitability Analysis, Financial/Capital Planning, and Corporate Finance/Treasury. Mr. Pensotti started his career as a securities and investment portfolio analyst at Eagle Management and Trust Company in Houston, Texas. Mr. Pensotti received a Masters of Business Administration from the Johnson Graduate School of Management at Cornell University and a Bachelor of Business Administration from The University of Texas at Austin. Mr. Pensotti is a Texas-licensed Certified Public Accountant (CPA).

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line maintenance, repair and operations (“MRO”) products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company’s website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company’s website at http://ir.interlinebrands.com/.

CONTACT: Lev Cela

PHONE: 904-421-1441